Exhibit 6.1.3.2

6/18/2018

Maplewood Partners, LLC

c/o Baum Realty Group

1030 W Chicago Ave #200,

Chicago, IL 60642

Attention: Patrick Forkin

RE:	Amendment to Purchase and Sale Agreement –

Extension of Qualification Period

BuildingBits Purchase and Sale Agreement, dated April 12, 2018 (the "Purchase Agreement") between Maplewood Partners, LLC ("Seller") and BuildingBits Properties I, LLC ("Buyer")

3070 White Bear Avenue, Maplewood, Minnesota.

Dear Mr. Forkin:

Due to the nature of this transaction and the initial due diligence requirement to meet SEC qualification, the Buyer has requested, and Seller has agreed to grant, an extension of the Qualification Period. Buyer and Seller therefore agree as follows:

•	The Qualification Period shall be extended by an additional thirty-three (33) days from June 12th, 2018 to July 15th, 2018.

Except as amended herein, all other terms and conditions of the Purchase Agreement shall remain in full force and effect.

Agreed & Accepted Buyer: BuildingBits Properties I, LLC, By:___________________________ Name: Title: Date:_____________________	Agreed & Accepted Seller: Maplewood Partners, LLC, By:___________________________ Name: Title: Date:_____________________